      As filed with the Securities and Exchange Commission on July 2, 1996
                            Registration No. 333-4780

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT 0F 1933

                             TRACK DATA CORPORATION
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                            22-3181095
(State or other jurisdiction of incorporation or organization)     (IRS Employer Identification Number)


                                                MARTIN KAYE, VICE PRESIDENT - FINANCE
            56 PINE STREET                                95 ROCKWELL PLACE
       NEW YORK, NEW YORK 10005                        BROOKLYN, NEW YORK 11217
            (212) 422-4300                                 (718) 522-0222
     (Address, including zip code,                 (Name, address, including zip code,
         and telephone number,                           and telephone number,
 including area code, of registrant's                 including area code, of agent
      principal executive offices)                            for service)


      Copies of all Communications to:          Oscar D. Folger, Esq.
                                                521 Fifth Avenue
                                                New York, New York 10175
                                                (212) 697-6464

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement depending on market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

                                         AMOUNT TO BE        PROPOSED MAXIMUM               PROPOSED MAXIMUM            AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED     REGISTERED (1)   OFFERING PRICE PER SHARE(2)  AGGREGATE OFFERING PRICE(2)  REGISTRATION FEE
Common Stock, $.01 par value           12,622,109 shares          $3.50                       $44,177,381               $15,233.58

(1) No value is attributed to the warrants registered herewith pursuant to Rule 457(g) because the securities to be offered pursuant thereto are included in the Common Stock being registered herewith.

(2) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock as reported by NASDAQ NMS on April 30, 1996.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                             TRACK DATA CORPORATION

                        --------------------------------

                                220,000 Warrants
                          120,000 Underwriter Warrants
                        12,622,109 Shares of Common Stock

                        --------------------------------


            This Prospectus relates to 220,000 warrants, 120,000 Underwriter Warrants and up to 12,622,109 shares of Common Stock of Track Data Corporation (the "Company"), par value $.01 per share (the "Shares"). The warrants are each exercisable to acquire one share of Common Stock (100,000 at an exercise price of $6.00 expiring December 31, 1997 and 120,000 at an exercise price of $7.625 expiring August 10, 1999). The 120,000 underwriter warrants are exercisable to acquire 60,000 Shares at $6.00 per share through August 10, 1997. See "Plan of Distribution." The remaining 12,342,109 Shares may be offered from time to time by the Selling Shareholders. Mr. Hertz, the Company's Chairman of the Board, received 12,000,000 of such Shares (the "Merger Shares") in connection with the merger (the "Merger") of Track Data Corporation ("Track") into Global Market Information, Inc. ("Global"). After such Merger the name of Global was changed to Track Data Corporation. Pursuant to the Merger agreement, Mr. Hertz agreed that he will not sell or transfer more than 300,000 shares nor pledge as collateral for loans in excess of 1,800,000 shares of the Company's Common Stock during the two years ending March 31, 1998 without written permission from the underwriters, First Hanover Securities, Inc. ("FHS"), of Global's initial public offering or any future underwriters of any offering of the Company's equity securities. Mr. Hertz has indicated that he has no current intentions or arrangements to make any sales of the Merger Shares other than as provided in the Merger Agreement. FHS has indicated that they have no current intention or arrangement to grant a consent to permit Mr. Hertz to sell additional Merger Shares, and that the grant of any such consent during the two year period will depend upon the facts and circumstances prevailing at the time any such consent might be requested. The Company will make a public announcement in the event a consent is granted to Mr. Hertz to sell additional Merger Shares. See "Selling Shareholders." Any such Shares are either currently owned by Selling Shareholders or will be acquired upon exercise of warrants which are owned by Selling Shareholders. The Company will receive the exercise prices payable upon exercise of the warrants held by Selling Shareholders. However, the Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


            The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of the Shares, that the Shares will be sold from time to time in brokerage transactions at then prevailing prices and in private transactions at negotiated prices, and that usual and customary brokerage fees will be paid by the Selling Shareholders in connection therewith.


            The Company's Common Stock is traded on the NASDAQ National Market System under the symbol TRAC. On June 27, 1996 the closing price for the Company's Common Stock as reported by NASDAQ NMS was $3.125 per share.

                        --------------------------------


                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.


                        --------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

================================================================================

The price to public, underwriting discounts and commissions and proceeds to selling shareholders are not determinable at this time.


                   THE DATE OF THIS PROSPECTUS IS JULY , 1996

AVAILABLE INFORMATION


            The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices:
Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; Seven World Trade Center - 13th Floor, New York, New York; and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding electronic filings with the Commission.

            The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to the Secretary, Track Data Corporation, 95 Rockwell Place, Brooklyn, New York 11217 and at telephone number 718-522-0222.


            NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   THE COMPANY


            TRACK DATA CORPORATION (formerly Global Market Information, Inc. ("Global")) (the "Company" or "TDC") was incorporated in Delaware in June 1992. On March 26, 1996, Global closed a Merger which was consummated as of March 31, 1996 providing for Track Data Corporation ("Track"), Global's principal stockholder, to merge with and into Global. Barry Hertz, the sole stockholder of Track was also the Chairman of the Board and Chief Executive Officer of Global. The stockholders of Global at a special meeting held on March 19, 1996 approved the Merger as well as a change in the name of the Registrant to Track Data Corporation. Pursuant to the Merger agreement, Global issued 12,000,000 shares of its common stock in exchange for all of the outstanding stock of Track. The 1,599,837 shares of Global common stock owned by Track prior to the Merger were cancelled. For accounting purposes the Merger is treated as a combination of entities under common control similar to a pooling of interests.

            Track has been a supplier of electronically delivered financial information since 1981. Track provides real-time financial market data, financial data bases and historical information, analytical services, and data manipulation tools, through a sophisticated private data network to high end users in the equity/options/futures trading marketplace. Track delivers information on equities, options, futures, commodities, listed bonds, fixed income securities, and foreign currencies from all North American exchanges and from the principal exchanges in Europe, Latin America and the Far East. In addition, Track disseminates news and third party data base information from more than 100 sources worldwide. These services have been added to the business of Global which provides trading information, news, and third party data base services on stocks, bonds, commodities, and other securities through its Dial/Data and Track/OnLine services primarily to non-professional users. The Company's InfoVest service combines an on-line data base with software which enables tailored analyses and reports on publicly traded companies. The Company's AIQ Systems division produces expert systems software for individual and professional investors.

            The executive offices of the Company are located at 56 Pine Street, New York, New York 10005. Its telephone number is 212-422-4300.

                                  RISK FACTORS

            AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS AND SHOULD CONSULT WITH THEIR OWN LEGAL, TAX AND FINANCIAL ADVISORS WITH RESPECT THERETO.



Uncertainty of Successful Integration of Merged Companies' Businesses.


            The Merger of Track Data Corporation ("Track") into Global Market Information, Inc. ("Global") became effective on March 31, 1996. The merged companies are hereafter referred to as the "Company" or "TDC." Achieving the anticipated benefits of the Merger will depend, in part, upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of their sales and marketing, and research and development efforts. The integration of certain operations following the Merger requires the dedication of management resources which may temporarily distract attention from the day-to-day business of the respective companies. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and results of operations of the combined company.



Significant Losses Sustained in 1995; Working Capital Deficit.

            During the year ended December 31, 1995 (prior to the Merger of the Companies), Global incurred a loss of $(700,986) and Track incurred a loss of $(4,625,842). At December 31, 1995, Global had a working capital deficiency of $(582,796). There can be no assurance that the Company will achieve profitable operations in the future.


Significant Competition and Technological Change.


            The Company operates in a highly competitive market in which it competes with other distributors of financial and business information, some of whom have substantially greater financial resources. The Company competes, among other things, on the basis of price, on the quality and reliability of data, and on the flexibility of services. There can be no assurance that the Company will not encounter increased competition in the future, which could limit its ability to maintain or increase market share or maintain margins, and which could have a material adverse effect on its business, financial condition or operating results. The industry in which the company competes is characterized by developments requiring rapid adaptation to provide competitive products and services. The Company believes that the increased competition within the online services market could result in reduced market share, price reductions, and increased spending on marketing and product development, which could have a materially adverse effect on the Company's financial condition and operating results.

Substantial Voting Control By Company's Chairman.

            Barry Hertz, the Company's Chairman, owns 12,000,000 shares of the Company's Common Stock, representing approximately 81% of the total shares outstanding. As a result, Mr. Hertz controls the Company. Since there are no cumulative voting rights, Mr. Hertz controls the election of all of the members of the Company's Board of Directors. This control by Mr. Hertz will prevent a change in control of the Company which is not approved by Mr. Hertz. As a result, potential purchasers may not seek to acquire control of the Company through the purchase of Common Stock. This may tend to reduce the price of the Company's Common Stock and the redeemable warrants sold to the public in connection with the Company's initial public offering (the "Redeemable Warrants").



Dependence on Management; Lack of Employment Agreements.

            The Company is significantly dependent upon the continued availability of Barry Hertz, its Chairman, Morton Mackof, its President and David Hubbard, its Chief Technology Officer . The loss or unavailability of any of such persons to the Company for an extended period of time could have a material adverse effect on its business operations and prospects. To the extent that the services of any of such persons would be unavailable to the Company for any reason, the Company would be required to procure other personnel to manage and operate the Company and develop its products. There can be no assurance that the Company would be able to locate or employ such qualified personnel on acceptable terms. The Company has not entered into any employment agreement with these individuals. The Company has "key-man" life insurance on Mr. Hertz in the amount of $1 million.


Dependence on Securities Markets.

            The services of the Company are primarily directed towards customers who invest or trade in the securities markets. To the extent that interest in investing or trading decreases due to volatility in the securities markets, the operations and revenues of the Company could be materially adversely affected.


Lack of Intellectual Property Protection.

            The Company maintains proprietary economic and historical financial databases. The Company considers its InfoVest and AIQ analytic software to be proprietary. The Company protects its proprietary information with standard secrecy agreements. There can be no assurance that the parties to such agreements, other than the Company, will not breach any of the provisions of such agreements and that, in the event of a breach or threatened breach, the Company will be able to enforce its rights under the agreements. Should the Company's proprietary information be disclosed, the business and prospects of the Company could be adversely affected. The Company does not have, and has not applied for, any patent protection for its proprietary information.


Shares Available for Future Sale.

            There are presently outstanding 14,875,272 shares of common stock, of which 13,101,609 are deemed "restricted securities." This registration statement provides for the registration of 12,000,000 shares issued to Mr. Hertz in the Merger, 203,304 shares issued in connection with an acquisition, 76,405 shares of a total of 835,905 shares issued pursuant to a Track Phantom Stock Plan and 62,400 shares issued as partial compensation for services. Until such registration statement becomes effective, all 12,000,000 Merger Shares and 342,109 shares discussed above, may be deemed "restricted securities," and may not be sold except in compliance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Rule 144, in essence, provides that a person holding restricted securities for a period of two years may publicly sell in brokerage transactions an amount equal to 1% of the Company's outstanding Common Stock every three months or, if greater, a percentage of the shares publicly traded during a designated period. Upon an effective registration, all shares become immediately available for sale. However, Mr. Hertz, the holder of the Merger Shares, has agreed pursuant to the Merger Agreement that he will not sell or transfer more than 300,000 shares nor pledge as collateral for loans in excess of 1,800,000 shares of the Common Stock during the two years ending March 31, 1998, without written permission from the underwriters of Global's initial public offering or any future underwriters of any offering of the Company's equity securities. Mr. Hertz has indicated that he has no current intentions or arrangements to make any sales of the Merger Shares other than as provided in the Merger Agreement. The underwriters of Global's initial public offering have indicated that they have no current intention or arrangement to grant a consent to permit Mr. Hertz to sell additional Merger Shares, and that the grant of any such consent during the two year period will depend upon the facts and circumstances prevailing at the time any such consent might be requested. There are no restrictions on sales or pledges after such two year period.

            The Company has issued to the underwriter of its initial public offering (the "Underwriter") an option to purchase 120,000 shares of Common Stock and 120,000 Warrants to purchase 60,000 shares of Common Stock for a period of four years commencing August 10, 1995. Holders of the Underwriter's Warrants have the right to demand, for a period of five years ending August 10, 1999, that the Company prepare and file a registration statement covering the sale of these securities at the expense of the Company. The holders of the Underwriter's Warrants also have piggy-back registration rights for a period of six years ending August 10, 2000. All such warrants and underlying shares are registered herein.

            Sales of the Company's Common Stock under options and warrants may have a depressive effect on the price of the Common Stock and the Redeemable Warrants, and the issuance of additional Common Stock upon the exercise of options and warrants will also dilute the proportionate ownership of the then current stockholders of the Company. Holders of warrants to acquire up to 100,000 shares of Common Stock have demand and piggy-back registration rights. All such warrants are registered herein.

            Investors should be aware that sales of the Company's Common Stock may have a depressive effect on the price of the Common Stock and Redeemable Warrants, and that the issuance of additional Common Stock upon the exercise of options and warrants will also dilute the proportionate ownership of the then current stockholders of the Company.


Broad Discretion in Application of Proceeds.

            Management has designated the proceeds from the exercise of warrants to be used for general corporate and working capital purposes and they may be expended at the discretion of the Company's management. The Company has not made any specific allocations as to the use of any such proceeds.

As a result of the foregoing, any return on investment to investors will be substantially dependent upon the discretion and judgment of the Company's management with respect to the application of the net proceeds of the offering.

            Pending their use, the net proceeds from the exercise of warrants may be invested by the Company in short-term, interest-bearing securities or money market funds. The Company does not require that any specific minimum investment criteria be used in selecting such short-term investments, but will select such investments as it deems appropriate, taking into consideration such factors as liquidity, return on and safety of investment. See "Use of Proceeds".


Continued Listing Requirements for NASDAQ Securities.

            While the Common Stock and Redeemable Warrants are presently listed on the NASDAQ NMS System, there can be no assurance that the Company will continue to meet the maintenance criteria for continued listing of its securities on the NASDAQ System. These continued listing criteria include, among other things, $1,000,000 in net tangible assets, a public float of 200,000 shares with a market value equal to $1,000,000 held by at least 400 stockholders, two market makers and a minimum bid price of $1.00 per share of common stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain on the NASDAQ National Market System if the market value of its public float is at least $3,000,000 and the issuer has at least $4,000,000 in net tangible assets. There can be no assurance that the Company will continue to satisfy these criteria. If the Company became unable to meet the continued listing criteria of the NASDAQ National Market System and became delisted therefrom, trading, if any, in the Common Stock and Redeemable Warrants would thereafter have to be conducted in the NASDAQ Small-Cap Market, or in the so-called "pink sheets" or, if then available, the NASDAQ "Electronic Bulletin Board". As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations.


Authorization and Discretionary Issuance of Preferred Stock.

            The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock, with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that it will not do so in the future. Depending on the designations, rights and preferences of a particular issuance of preferred stock, such issuance could adversely affect the market value of the Company's Common Stock.


Indemnification and Limitation on Directors' Liabilities Under Delaware Law.

            The Company's Certificate of Incorporation limits the liability of its directors for breach of their fiduciary duty of care. The effect is to eliminate liability of directors for monetary damages arising out of negligent or grossly negligent conduct. Stockholder actions against a director of the

Company for monetary damages can only be maintained upon a showing of a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit, or an illegal dividend or stock purchase, and not for such director's negligence or gross negligence in satisfying his duty of care. The Certificate of Incorporation also provides for indemnification as permitted by Delaware law. However, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


No Dividends.

            The Company has not paid any cash dividends since its inception and does not anticipate paying any cash dividends in the foreseeable future. There can be no assurance that the operations of the Company will result in sufficient earnings to enable the Company to pay dividends. It is anticipated that earnings, if any, will be used to finance the Company's growth.


                                 USE OF PROCEEDS

            Management has designated the proceeds from warrants, if exercised, for which the underlying Common Stock is registered herein of approximately $1,875,000 to be used for general corporate and working capital purposes and they may be expended at the discretion of the Company's management. The Company has not made any specific allocations as to the use of any such proceeds. The Company will receive no proceeds from the sale of Shares by any Selling Shareholders. There can be no assurances that the Company will receive any proceeds from the exercise of the warrants and not all warrants may be exercised which could result in the proceeds of this offering to the Company being minimal.

            The Company may, when and if the opportunity arises, acquire other businesses which are in some manner related to the Company's business. If such an opportunity arises, the Company may use a portion of its funds for that purpose. The Company has no specific arrangements with respect to any such acquisition at the present time and is not presently involved in any negotiations with respect to any such acquisition. There can be no assurance that any acquisition will be made.

            Prior to expenditure, the net proceeds will be invested in short-term, interest bearing securities or money market funds. The Company does not require that any specific minimum investment criteria be used in selecting such short-term investments, but will select such investments as it deems appropriate, taking into consideration such factors as liquidity, return on and safety of investments.


                              MATERIAL DEVELOPMENTS

            Since the Company's most recent filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and its filing on Form 8-K regarding the Merger of Track Data Corporation and Global Market Information, Inc. as of March 31, 1996, no material developments have occurred.

                              SELLING SHAREHOLDERS

            The securities are being offered on behalf of a number of employees, officers, directors and consultants of the Company. The list below sets forth the current officers and directors on whose behalf securities are being offered hereby. Unless otherwise indicated, the addresses for all of the Selling Shareholders is 95 Rockwell Place, Brooklyn, NY 11217.


                                     SECURITIES                             SECURITIES          PERCENTAGE
                                       OWNED        SECURITIES                OWNED               OWNED
                                       BEFORE         TO BE                   AFTER               AFTER
NAME AND ADDRESS                      OFFERING         SOLD                 OFFERING             OFFERING

Barry Hertz  (1)(6)(7)               12,066,666     12,000,000 (1)          66,666(6)                *

Morton Mackof  (2)(6)(7)                318,405         60,000             258,405(6)              1.7 %

Howard Tenenbaum (2)(6)(7)               89,738         76,405              13,333(6)                *

Aviva Jakubowitz (2)(6)                  21,081          2,400              18,681(6)                *

John Schnitzler  (3)                    100,000        100,000                 -0-                  -0-

Smith Kincade Family Trust  (4)         203,304        203,304                 -0-                  -0-

Donald Kleban  (5)                       60,000         60,000                 -0-                  -0-

First Hanover Securities, Inc. (5)       56,100         56,100                 -0-                  -0-

Mark Berg  (5)                           13,500         13,500                 -0-                  -0-

Theodore Burns (5)                       14,400         14,400                 -0-                  -0-

Thomas Souran (5)                         4,500          4,500                 -0-                  -0-

Phyllis Henderson (5)                     2,250          2,250                 -0-                  -0-

William Baquet (5)                        2,250          2,250                 -0-                  -0-

John D. Lane (5)                         19,170         19,170                 -0-                  -0-

Matthew Rochlin (5)                       7,830          7,830                 -0-                  -0-
                                                    ----------
Total to be sold                                    12,622,109




* Less than 1%.

- ----------

   (1) Issued in connection with Merger of Track Data Corporation and Global Market Information, Inc. Pursuant to the Merger agreement, Mr. Hertz agreed that he will not sell or transfer more than 300,000 shares nor pledge as collateral for loans in excess of 1,800,000 shares of Track Data Corporation Common Stock during the two years ending March 31, 1998, without written permission from the underwriters of Global's initial public offering or any future underwriters of any offering of Track Data's equity securities.

   (2)      Employee of the Company

   (3)      Consultant to the Company

   (4)      Beneficiaries of Trust are former owners of division of the Company

   (5)      Shares underlying underwriter warrants

   (6) Includes presently exercisable options and for Mr. Mackof and Ms. Jakubowitz, includes 256,405 and 17,681 shares, respectively, distributable upon termination of employment or earlier, with Board approval, pursuant to a TDC phantom stock plan


   (7) Mr. Hertz is the Chairman of the Company and was the Chairman of Global since its inception and the sole stockholder of Track prior to the Merger. Mr. Mackof is the President of the Company and was the President of Track and a director of Global prior to the Merger. Mr. Tenenbaum was a vice president of Global prior to the Merger.

                              PLAN OF DISTRIBUTION

            The shares are being offered for the respective accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of any Shares by the Selling Shareholders. The Company will receive proceeds from the exercise prices of any warrants which are exercised by the Selling Shareholders.

            The sale of Shares by the Selling Shareholders may be effected from time to time in brokerage transactions, in negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

            The Selling Shareholders and any broker-dealers who act in connection with the sale of the shareholders hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.


                                     EXPERTS

            The financial statements incorporated in this Prospectus by reference from Global Market Information, Inc.'s Annual Report on Form 10-K for the years ended December 31, 1995 and 1994 have been audited by Grant Thornton LLP, independent auditors, and as to 1993 by Deloitte & Touche LLP, as stated in their reports, and the financial statements of Track Data Corporation incorporated in this Prospectus by reference from Track Data Corporation's Form 8-K dated March 26, 1996 for the year ended December 31, 1995 have been audited by Grant Thornton LLP, as to 1994 by Richard A. Eisner & Company, LLP and as to 1993 by Deloitte & Touche LLP, as stated in their reports, and the financial statements of Innodata Corporation incorporated in this Prospectus by reference from Track Data Corporation's Current Report on Form 8-K dated March 26, 1996 for the years ended December 31, 1995 and 1994 have been audited by Margolin, Winer & Evens LLP and as to 1993 by Deloitte & Touche LLP, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

            Certain legal matters in connection with the validity of the securities offered by this Prospectus will be passed on for the Company by Oscar
D. Folger, Esq., New York, New York. Mr. Folger is entitled to receive 30,562 shares of the Company's common stock pursuant to a TDC phantom stock plan at the time he no longer performs services for the Company, or earlier with the approval of the Board of Directors.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are incorporated in this Prospectus and made a part hereof by reference:

            1. Global's report on Form 10-K for the year ended December 31, 1995, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934.


            2. The Company's Current Report on Form 8-K/A dated as of March 26, 1996 and filed on May 5, 1996.

            3. The Company's Current Report on Form 8-K/A-2 dated as of March 26, 1996 and filed on July 3, 1996.

            4. The Company's report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

            5. The section entitled "Description of Common Stock" contained in Global's Registration Statement No. 33-78570 on Form S-1 filed with the Commission, under the Securities Act of 1933, and effective as of August 11, 1994.


            In addition, all reports, proxy statements and other documents of the Company hereafter filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this Prospectus or the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


            LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

            The Company's Certificate of Incorporation includes a provision that eliminates or limits the personal financial liability of the Company's directors, except in situations where there has been a breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law relative to unlawful payment of dividends, stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit. In addition, under its Certificate of Incorporation and By-Laws as well as under separate agreements, the Company is required to indemnify its officers and directors to the fullest extent permitted by law.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               FURTHER INFORMATION

            The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement, as permitted by the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be examined without charge at the Washington, D.C. office of the Commission and copies of all or any part thereof may be obtained from the Commission's office in Washington, D.C. upon payment of the Commission's charge for copying. Statements contained in this Prospectus as to the contents of any contract or other document which is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.

                             TRACK DATA CORPORATION

                              --------------------

                                220,000 Warrants
                          120,000 Underwriter Warrants
                        12,622,109 Shares of Common Stock

                              --------------------

                                   PROSPECTUS

                              --------------------




                                 July ___, 1996





            NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                     PART II

                     INFORMATION REQUIRED IN THE PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution.

            The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

            Securities and Exchange Commission fee          $15,234
            Blue sky qualification fees and expenses            500
            Photocopying, Printing                            1,500
            Legal Fees and expenses                           5,000
            Accountant's fees and expenses                    1,000
            Miscellaneous                                     1,766
                                                            -------
            Total                                           $25,000
                                                            =======

ITEM 15.  Indemnification of Directors and Officers.

            The Company has entered into agreements with each director in which the Company agrees to indemnify each director and officer to the maximum extent permitted by law.

            The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

            A director, or former director, shall not be liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, pertaining to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

            Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

            Section 145. Indemnification of officers, directors, employees and agents; insurance.

            (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
                      (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

            (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

            (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

            (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

            (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

            (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16.  Exhibits.


           (5)          Opinion of Oscar D. Folger as to legality*
          (23)   (a)    Consent of Oscar D. Folger (included in Exhibit 5)*
          (23)   (b)    Consent of Grant Thornton LLP (Filed herewith)
          (23)   (c)    Consent of Deloitte & Touche LLP *
          (23)   (d)    Consent of Richard A. Eisner & Company LLP *
          (23)   (e)    Consent of Margolin, Winer & Evens LLP *
          (23)   (f)    Consent of Deloitte Touche Tohmatsu (Filed herewith)

          * Previously filed


ITEM 17.  Undertakings.

            The undersigned registrant hereby undertakes:

            A. To file, during any period in which offers or sales are being made, a post-effective amendment of this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) To include any additional or changed material information on the plan of distribution.

                        Provided, however, that paragraphs (A)(i) and (ii) do
            not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            D. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                      Section 15(d) of the Securities Exchange Act of 1934) that is deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registant pursuant to any charter provisions, by-laws, contract, arrangements, statute or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 28th day of June 1996.


                                               TRACK DATA CORPORATION


                                               By  /s/ BARRY HERTZ
                                                  --------------------------
                                                      Barry Hertz
                                                      Chairman of the Board

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.


Signature                        Title                                           Date
- ---------                        -----                                           ----

 /s/ BARRY HERTZ                   Chairman of the Board and                       June 28, 1996
- -------------------------------    Chief Executive Officer
Barry Hertz

 /s/ MORTON MACKOF                 President and Director                          June 28, 1996
- -------------------------------
Morton Mackof

 /s/ MARTIN KAYE                   Vice President - Finance                        June 28, 1996
- -------------------------------    (Principal Accounting and Financial Officer)
Martin Kaye                        and Director


 /s/ ALAN SCHNELWAR                Senior Vice President and Director              June 28, 1996
- -------------------------------
Alan Schnelwar

 /s/ STAN STERN                    Executive Vice President and Director           June 28, 1996
- -------------------------------
Stan Stern

 /s/ DR. E. BRUCE FREDRIKSON       Director                                        June 28, 1996
- -------------------------------
Dr. E. Bruce Fredrikson

 /s/ TODD SOLOMON                  Director
- -------------------------------
Todd Solomon


 /s/ JACK SPIEGELMAN               Director                                        June 28, 1996
- -------------------------------
Jack Spiegelman

                                EXHIBIT INDEX


Exhibit No.                            Description


   (5)                   Opinion of Oscar D. Folger as to legality*
   (23)(a)               Consent of Oscar D. Folger (included in Exhibit 5)*
   (23)(b)               Consent of Grant Thornton LLP (Filed herewith)
   (23)(c)               Consent of Deloitte & Touche LLP *
   (23)(d)               Consent of Richard A. Eisner & Company LLP *
   (23)(e)               Consent of Margolin, Winer & Evens LLP *
   (23)(f)               Consent of Deloitte Touche Tohmatsu (Filed herewith)


 * Previously filed